Exhibit 10.37

EXECUTION COPY

AMENDMENT No. 2 of AMENDED AND RESTATED

FOUNDATION CUSTOMER LNG SALE AND PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 OF AMENDED AND RESTATED FOUNDATION CUSTOMER LNG SALE AND PURCHASE AGREEMENT (this “Amendment”), dated December 27, 2016, is hereby entered into by and between Corpus Christi Liquefaction, LLC, a Delaware limited liability company whose principal place of business is located at 700 Milam St., Suite 1900, Houston, TX 77002 (“Seller” or “CCLNG”), and Cheniere Marketing International LLP, a limited liability partnership registered in England and Wales whose principal place of business is located at Berkeley Square House, Fifth Floor, Berkeley Square, London W1J 6BY (United Kingdom) (“Buyer”). Buyer and Seller are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Buyer and Seller entered into that certain Amended and Restated Foundation Customer LNG Sale and Purchase Agreement (FOB) dated 28 November 2014 (as amended prior to the date hereof, the “Agreement”);

WHEREAS, Buyer and Seller entered into that certain Amendment No. 1 of Amended and Restated Foundation Customer LNG Sale and Purchase Agreement dated 26 June 2015;

WHEREAS, Buyer and Seller desire to amend the terms of the Agreement as set forth herein; and

WHEREAS, this Amendment is hereby entered into by the Parties pursuant to Section 24.4 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used in or incorporated into this Amendment but not defined herein shall have the meaning provided in the Agreement.

2.	Amendments. Sections 5.1.9(a)(ii) and 5.1.9(a)(iii) of the Agreement are deleted in their entirety and replaced with the following:

(ii)

the effectiveness of the Contingent SPA is conditioned upon conditions precedent including (A) in connection with the termination of the Downstream SPA, (I) if this Agreement was in force and effect immediately prior to the termination of the Downstream SPA, then this Agreement has terminated or the ACQ hereunder has been reduced by the annual contract quantity under the Contingent SPA (“Contingent SPA ACQ”), or the ACQ hereunder has become subject to a netback sale of the difference between the AACQ hereunder and the AACQ that would have applied hereunder if the ACQ hereunder had been reduced by the Contingent SPA ACQ, or (II) if this

Agreement was not in force and effect immediately prior to the termination of the Downstream SPA, then the CMILLP Base SPA has terminated or the annual contract quantities under the CMILLP Base SPA for the then-current contract year and the subsequent contract year, if already scheduled, have been reduced by the Contingent SPA ACQ, or such annual contract quantities under the CMILLP Base SPA have become subject to a netback sale of the difference between such annual contract quantities and the annual contract quantities that would have applied thereunder if the annual contract quantities thereunder had been reduced by the Contingent SPA ACQ (such condition precedent, the “ACQ Reduction CP”) and (B) either: (I) Downstream Customer has issued a notice of termination of the Downstream SPA for any one of the following reasons, and as a result thereof, the Downstream SPA has terminated: (x) a Bankruptcy Event (or similar event) has occurred with respect to Buyer; (y) Buyer fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of a certain amount for a certain period following the relevant due date thereunder; or (z) Buyer fails to make available and is not deemed to make available fifty percent (50%) of the cargoes scheduled thereunder in any given twelve (12) Month period; or (II) Buyer has issued a notice of termination of the Downstream SPA for the following reason, and as a result thereof, the Downstream SPA has terminated: Buyer fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of a certain amount for a certain period following the due date of the relevant invoice;

(iii)	the cumulative quantity of LNG to be sold during all contract years under the Contingent SPA, assuming the Contingent SPA becomes fully effective on January 1, 2020 and assuming Seller elects the maximum quantity reduction permitted thereunder for maintenance of the Corpus Christi Facility on substantively the same terms as those set forth in Section 5.4, does not exceed the cumulative quantity of LNG to be sold during all contract years under the Downstream SPA, as increased to account for a reasonable additional quantity for boil-off during transportation;

3.	Miscellaneous

a.	Force and Effect. All provisions of the Agreement not specifically amended hereby shall remain in full force and effect.

b.	Further Assurances. Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Amendment, including causing this Amendment or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

c.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

d.	Confidentiality; Dispute Resolution; Immunity. The provisions of Section 19 (Confidentiality), Section 21.1 (Dispute Resolution), and Section 21.4 (Immunity) of the Agreement shall apply in this Amendment as if incorporated herein mutatis mutandis on the basis that references therein to the Agreement are to this Amendment.

e.	Entire Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement between the Parties, and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter thereof.

f.	Amendments and Waiver. This Amendment may not be supplemented, amended, modified or changed except by an instrument in writing signed by all Parties. A Party shall not be deemed to have waived any right or remedy under this Amendment by reason of such Party’s failure to enforce such right or remedy.

g.	Successors. The terms and provisions of this Amendment shall inure to the benefit of and shall be binding upon the Parties and their respective successors and permitted assigns.

h.	Severability. If a court of competent jurisdiction or arbitral tribunal determines that any clause or provision of this Amendment is void, illegal, or unenforceable, the other clauses and provisions of the Amendment shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the maximum extent permissible by law.

i.	No Third Party Beneficiaries. Except as expressly contemplated by the Agreement, nothing in this Amendment shall entitle any party other than the Parties to this Amendment to any claim, cause of action, remedy or right of any kind.

j.	Counterparts. This Amendment may be executed by signing the original or a counterpart thereof (including by facsimile or email transmission). If this Amendment is executed in counterparts, all counterparts taken together shall have the same effect as if the undersigned parties hereto had signed the same instrument.

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EXECUTION COPY

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Amendment to be executed as of the date first above written.

SELLER:	BUYER:

CORPUS CHRISTI LIQUEFACTION, LLC	CHENIERE MARKETING INTERNATIONAL LLP

	By:	CHENIERE MARKETING, LLC,
its managing member

/s/ Corey Grindal	/s/ Renato Pereira
Name: Corey Grindal	Name: Renato Pereira
Title: Vice President, Supply	Title: Vice President, Origination

[Signature Page to Amendment No. 2 of Amended and Restated Foundation Customer LNG Sale and Purchase Agreement]